Exhibit 3.5

STATE OF DELAWARE
CERTIFICATE OF CORRECTION
OF CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
WINDSOR RESOURCE CORP.

WINDSOR RESOURCE CORP., a corporation organized and existing under the General Corporation Law, DOES HEREBY CERTIFY that:

FIRST:      On June 29, 2012, the Corporation filed with the Secretary of State a certificate of amendment of its certificate of incorporation, which amended Article VI of its certificate of incorporation.

SECOND: The certificate of amendment incorrectly stated the number of authorized shares of preferred stock as 2,000,000, whereas the correct number is 10,000,000 and omitted a portion of Article VI, as intended to be amended.

THIRD:     The resolution set forth in the certificate of amendment is corrected to read as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered VI so that, as amended, said Article shall be and read as follows:

The total number of shares of stock that the corporation shall have the authority to issue is three billion ten million (3,010,000,000) shares. Three billion (3,000,000,000) shares shall be designated common stock, par value $.000001 per share, and ten million (10,000,000) shares shall be designated preferred stock, par value $.000001 per share, issuable in series.

The common stock shall be subject to the provisions of each series of preferred stock. Each share of common stock shall be entitled to one vote on each matter to be voted on by stockholders.

The board of directors of the Corporation is vested with the authority to establish resolution or resolutions one or more series of preferred stock, and to determine the voting powers, and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, by the adoption and filing such resolution or resolution in accordance with the General Corporation Law.

The filing of a certificate of designations respecting the Series A Convertible Preferred Stock of the Corporation on November 24, 2008, and the issuance of shares pursuant thereto, is hereby ratified, approve and confirmed, no shares having been issued pursuant to the subparagraph of Article VI numbered "THIRD," as said Article VI existed prior hereto.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed on its behalf this thirty-first day of July 2012 by its officer thereunder duly authorized.

WINDSOR RESOURCE CORP.

By:	/s/ Richard S. Astrom
Richard S. Astrom
President